EXHIBIT 21

Subsidiaries of the Registrant

Abeona Therapeutics LLC, an Ohio company

Abeona Therapeutics Europe, S.L., a Spanish company

MacroChem Corporation, a Delaware company

Virium Pharmaceuticals, Inc., a Delaware company